Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated October 13, 2005, except for Note O as to which the date is June 16, 2006, on the consolidated balance sheets of American Health Products Corporation and Subsidiary as of June 30, 2005 and 2004, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows of American Health Products Corporation and Subsidiary for the three years ended June 30, 2005, included in its Annual Report on Form 10-K/A for the year ended June 30, 2005, filed with the Securities and Exchange Commission. We hereby consent to the incorporation by reference of our report in the company's previously filed Registration Statement Nos. 333-28002 and 333-81411.

/s/ Grant Thomton LLP

Chicago, Illinois
August 18, 2006